UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2010

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580	54-1956515
(Commission File Number)	(IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.            Results of Operations and Financial Condition

On August 12, 2010, Intersections Inc. issued a press release announcing its results for the quarter ended June 30, 2010.  The text of the press release is attached hereto as Exhibit 99.1.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2010, the Board of Directors approved a cash bonus payment to the directors and certain officers of the Company, including the named executive officers, in an amount equal to $0.15 per share times the number of RSUs held by such persons.  The cash bonus payment is intended to compensate the holders of RSUs in an amount equal to the quarterly cash dividend which would be payable upon issuance of the shares of common stock underlying the RSUs.  The Board of Directors intends to pay a similar cash bonus payment to the extent that the Company continues to pay dividends on an ongoing quarterly basis.

The bonus awards were in the following amounts for our principal executive officer, principal financial officer and other named executive officers:

Name	Bonus Amount
Michael Stanfield Chairman and CEO	$79,583.25

Neal Dittersdorf Chief Legal Officer	$26,717.40

John Scanlon Executive Vice President	$25,842.45

Madalyn Behneman Principal Financial Officer	$ 7,740.90

Item 7.01.            Regulation FD Disclosure

Item 8.01.            Other Events

On August 12, 2010, Intersections also announced that its Board of Directors had declared an ongoing regular quarterly cash dividend of $0.15 per share and increased to $30 million the Company’s authorization to repurchase shares of its outstanding common stock, with a total of approximately $20.5 million now available for future purchases. The first dividend will be payable on September 10, 2010 to stockholders of record as of the close of business on August 31, 2010.

The text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.           Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

99.1	Press release dated August 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 13, 2010

INTERSECTIONS INC.

By:	/s/ Madalyn Behneman
	Name:	Madalyn Behneman
	Title:	Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 12, 2010